Exhibit 99.1

For Immediate Release

Brownie’s Marine Significantly Improves Its Balance Sheet and Liquidity Through the Conversion of Convertible Debt to Equity

Conversion by the Company’s Largest Debtor Signals Support for the Company’s Future Growth Plans

Pompano Beach, Fl. Florida November 28, 2018 – Brownie’s Marine Group, Inc. (OTCBB :BWMG) a leading developer, manufacturer and distributor of highly specialized dive and safety products announced this week that on November 15, 2018 it had entered into a note conversion agreement with Joe Perez, who converted $526,000 of principal and accrued interest due into 50,000,000 shares of common stock. Conversion by the Company’s largest debtor signals support for BMG’s future growth plans.

The shares issued to Mr. Perez are restricted subject to Rule 144 and the selling limitations of 144.

After the conversion, Mr. Perez will own approximately 32% of the Company’s outstanding shares of common stock, and will have approximately 19% of the voting shares entitled to vote on matters submitted to a vote of our shareholders. Also as a result of the conversion, Mr. Robert M. Carmichael, Brownie’s Chief Executive Officer, will own approximately 47% of our outstanding voting securities.

As a result of the conversion, BMG will record a non-cash loss on this conversion of debt of approximately $249,000 and increase its equity by approximately $526,000 during the quarter ending December 31, 2018.

Robert Carmichael, Brownie’s Chairman and CEO stated, “We are very pleased that Joe Perez, a longtime shareholder and supporter of the company has chosen to convert his debt into Brownie’s stock. Not only does it substantially improve our balance sheet, current ratio, liquidity and stockholders equity; but it also sends a tremendous vote of confidence by our largest shareholder that Brownie’s is on the right track going forward.

Mr. Carmichael continued, “One of the deciding factors in Joe Perez’s decision to convert is the progress we are making with the company in general and the new BLU3 product line. The recent successful Kickstarter campaign for Nemo by BLU3 is a significant validation of the market potential for super compact shallow water diving systems.

About Brownie’s

Brownie’s Marine Group, Inc. (OTC: BWMG), a Florida corporation founded in 1981, is the parent company to an innovative family of six brands with a unique concentration on the diving industry. BMG designs, tests, manufactures and distributes surface supplied air diving systems, scuba air compressors, nitrox generation systems, and water safety products in the United States and internationally. It also develops, manufactures, and sells high pressure air and industrial gas compressor packages for uses in the dive, fire, CNG, military, scientific, recreational and aerospace industries. The company sells its products on wholesale basis to retail dive stores, marine stores, and shipyards; and retails its products to boat owners, recreational divers, and commercial divers, as well as through the Internet. BMG is headquartered in Pompano Beach, Florida and employs 18 full-time staff. For more information, visit: browniesmarinegroup.com

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